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                                                               Exhibit 7(b)(.4)

                             VERNITRON CORPORATION
              Notes to Unaudited Pro Forma Financial Statements
                      (Unaudited - Dollars in thousands)



(a) Represents additional borrowings required to acquire the stock of Precision Aerotech, Inc.

(b) Represents additional borrowings required to fund acquisition related fees and expenses.

(c) Represents additional borrowings required to fund fees and expenses related to securing the Company's new $36,000 credit facility.

(d) Represents the value assigned to the Vernitron common stock warrants granted in connection with securing the Company's new $36,000 credit facility

(e) Represents additional borrowings required to fund a $425 penalty incurred to prepay the Company's existing credit facility. Of this amount, $150 was charged to a previously established reserve and $275 was expensed. This expense, which will be recorded as an extraordinary loss on the early extinguishment of debt, has not been reflected on the Pro Forma Condensed Statement of Operations as it is considered a nonrecurring charge directly attributable to the acquisition.

(f) To eliminate the historical equity of Precision Aerotech, Inc.

(g) To reflect the estimated effect of recording the net assets of Precision Aerotech, Inc. at their fair value in accordance with the purchase method of accounting for a business combination.

(h) To adjust the Current Portion of Long-Term Debt to reflect the loan amortization under the Company's new $36,000 credit facility.

(i) To eliminate intercompany sales.

(j) To adjust interest expense for: (i) interest on incremental borrowings required to fund the acquisition and secure the new credit facility, (ii) interest savings from lower rates on the new credit facility and, (iii) the amortization of deferred financing fees.

(k) To reflect expected reductions in overhead expenses as a result of the integration of Vernitron Corporation and Precision Aerotech, Inc.

(l) To amortize the incremental Excess of Cost over Net Assets Acquired, created as a result of the acquisition, over 35 years.

(m) To depreciate the estimated purchase accounting step-up to fair value of Property, Plant & Equipment over the useful lives of the underlying assets.

(n) To reflect the tax effect of the pro forma adjustments.

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